Exhibit 99.1

For Immediate Release

Company Contact:

Arthur Spector
Chairman and Chief Executive Officer
Millstream II Acquisition Corporation
610-293-2511

MILLSTREAM II ACQUISITION CORPORATION AND SPECIALTY SURFACES INTERNATIONAL, INC. AGREE TO MERGER

•	Developer, marketer & installer of synthetic turf systems for athletic fields

•	30.2% 3-year revenue compounded annual growth rate

•	48.1% increase in YTD June 30, 2006 revenues

Wayne, Pennsylvania, August 14, 2006 -- Millstream II Acquisition Corporation (OTCBB: MSMA, MSMAW and MSMAU) (“Millstream II”) a special purpose acquisition company, and privately held Specialty Surfaces International, Inc., which includes Empire & Associates, Inc., d/b/a Sprinturf (“Sprinturf”), announced today that they have entered into a definitive merger agreement pursuant to which Sprinturf will become a wholly owned subsidiary of Millstream II. Upon consummation of the merger, Millstream II will change its name to Sprinturf Corporation and seek a listing on NASDAQ. The closing of the merger is subject to the satisfaction of certain conditions more fully described below.

THE TRANSACTION

Under the terms of the merger agreement, Sprinturf’s sole stockholder will receive 4,166,667 shares of the common stock of Millstream II, cash consideration of $10,000,000 plus additional cash to the extent the market price of Millstream II’s common stock the next business day after the closing is trading at less than $6.00 per share, but an amount not to exceed $2,000,000. Sprinturf’s shareholder will also receive an amount of additional cash equal to 2% of the increase in Sprinturf’s annual net sales for the fiscal years ended December 31, 2007, 2008 and 2009 over Sprinturf’s net sales for the immediately preceding fiscal year, not to exceed $600,000 per annum. The 4,166,667 shares of Millstream common stock to be received by Sprinturf’s stockholder will represent 42.7% of the combined company’s outstanding shares immediately after the closing, assuming none of Millstream’s stockholders exercise their conversion rights.

750,000 of the Millstream II shares to be issued to Sprinturf’s stockholder will be placed in escrow and will be contributed to Millstream II to satisfy any indemnity obligations Sprinturf’s stockholder may have under the merger agreement. As part of the indemnification, the stockholder is indemnifying Millstream II for approximately $1.4 million against the collection of certain accounts receivable which are not recorded on Sprinturf’s balance sheet.

The closing of the merger is subject to customary closing conditions, including Millstream II stockholder approval of the merger agreement. In addition, the closing is conditioned on holders of fewer than 20% of the shares of Millstream II common stock issued in its initial public offering voting against the business combination and electing to convert their Millstream II shares into cash, as permitted by the Millstream II certificate of incorporation. Millstream II’s initial stockholders and officers and directors, holding approximately 17.9% of Millstream II's common stock, have agreed to vote their shares in accordance with the vote of the majority of the non-affiliated Millstream II stockholders. If approved by Millstream II's stockholders, the transaction is expected to close before the end of 2006.

The Sprinturf stockholder has agreed not to sell any of the Millstream II shares she will receive until the six-month anniversary of the closing of the merger. In each of the next succeeding three six-month periods, Sprinturf’s stockholder will not sell more than 1,041,666 shares of Millstream common stock or 25% of the shares she receives in the merger.

Sprinturf’s sole stockholder will have the right to nominate one member of the combined company’s five member Board of Directors. Which member shall, at least initially, be Henry Julicher, the current Chief Executive Officer of Sprinturf. After completion of the merger, Mr. Julicher will assume the title of Founder and will be responsible, among other things for continued product development, major sales and new strategic initiatives. Arthur Spector, Chairman and Chief Executive Officer of Millstream II, will serve as the Chief Executive Officer and a Director of the combined company.

ABOUT SPRINTURF

Sprinturf is a developer, marketer and installer of synthetic turf systems for athletic fields and other related products for residential and commercial landscaping applications. Sprinturf was founded in 1999 and is based in Wayne, Pennsylvania. Sprinturf believes that its patented essentially all-rubber infill synthetic turf system is comparable to a natural grass playing field in pristine condition. Sprinturf sells and installs its UltrabladeTM synthetic turf systems on high school, college and professional sports athletic fields, privately owned athletic fields and other municipal and government properties including playgrounds and military bases. Sprinturf’s customers include the Philadelphia Eagles; Major League Soccer team D.C. United; NCAA Division I universities including The Ohio State University, UCLA, Utah State University, Auburn University and the University of Pennsylvania; and over 150 high school fields across the country. For the year ended December 31, 2005, Sprinturf generated revenues of $29.1 million.

Sprinturf also develops and sells synthetic turf and related synthetic products to the residential and commercial landscaping markets. Examples of applications for these products include residential lawns, playgrounds, office parks, median strips and airport groundcover. Sales of these specialty products represented approximately 3% of Sprinturf’s annual sales in the fiscal year ended December 31, 2005.

Arthur Spector, Chief Executive Officer of Millstream II, stated “We are extremely pleased to merge with a company of Sprinturf’s record of innovation and growth. We believe Sprinturf has high quality products, an impressive client list and a dedicated sales force that makes it well positioned for growth in today’s rapidly expanding synthetic turf market. Additionally, we believe the fragmented marketplace presents opportunities for a well-funded company to selectively pursue acquisitions.”

Hank Julicher, Chief Executive Officer of Sprinturf, commented “The combination of Millstream II and Sprinturf should release the capital constraints on Sprinturf and provide the necessary financial resources to continue the rapid growth of the company. Sprinturf intends to utilize Millstream II’s cash to increase our installation capacity during the busy third quarter, increase marketing efforts, expand the geographic reach of our sales team in the Southeast and Midwest and invest in our specialty products for residential and commercial landscaping applications.”

THE SYNTHETIC TURF MARKET

The synthetic turf market is segmented into athletic fields and residential and commercial landscaping. According to Applied Market Information Ltd. (“AMI”), a consultant to the global plastics industry, the athletic fields segment represents approximately 35-40% of the overall synthetic turf market. AMI estimates the global market for all synthetic turf was approximately 505 million square feet in 2005 and has grown approximately 20% per annum from 2001 to 2005.

The Synthetic Turf Council, an industry trade group, estimates annual full size installations (fields of at least 70,000 square feet) of synthetic turf for athletic fields in the United States has increased approximately 100% between 2003 and 2005; from approximately 400 installations in 2003 to approximately 800 installations in 2005. The primary target markets are the more than 45,000 colleges, high schools and middle schools in the United States, many of which have multiple fields. According to AMI, approximately 59 million square feet of synthetic turf was installed in 2005 in North America for full size athletic field installations. AMI estimates the market will grow 20% per annum through 2009 to approximately 124 million square feet.

The growth in synthetic turf for athletic fields is driven by a number of factors, primarily the significantly improved safety of the product from its original predecessor, AstroTurf®. During the last forty years, improvements in performance, namely “playablity” approaching that of a natural grass surface, drainage, durability, quality and safety as compared to older synthetic turf products, have also led to increased usage of synthetic turf. Additional factors generating growth include:

•	Proliferation of multi-use athletic fields in schools, colleges and local communities;
•	Title IX requirements and the resulting increased participation in athletics by women;
•	Durability of athletic fields allowing for significantly increased utilization;
•	Lower annual operating costs and ongoing maintenance requirements;
•
Favorable environmental aspects such as eliminating water usage, chemicals and fertilizers and utilizing recycled tires for the infill (approximately 20,000 tires are recycled for each synthetic turf field);

•	Extension of the playing seasons for all sports, including using the surface during all weather conditions;
•	Potential income opportunities through rental and tournament play; and
•	Increased penetration into private soccer and multi-use fields.

RESULTS OF OPERATIONS

Sprinturf has a history of strong revenue growth. From 2002 to 2005, Sprinturf has grown revenues at a compound annual growth rate of 30.2%. Revenues for the year ended December 31, 2005 were $29.1 million, a 12.3% increase over 2004. Sprinturf installed 6.2 million square feet of synthetic turf for athletic fields in 2005, an increase of 24.5% compared to 2004. In 2005 Sprinturf incurred a net operating loss of $2.8 million as compared to net operating income of $133 thousand in 2004. The loss in 2005 was primarily due to the sale of nine fields below cost as part of Sprinturf’s marketing and brand awareness campaign.

For the six months ended June 30, 2006, Sprinturf generated $13.6 million in revenues, an increase of 48.1% compared to the six months ended June 30, 2005. Through June 30, 2006, Sprinturf received orders to sell and install over 7.0 million square feet of synthetic turf, compared to orders of 4.8 million square feet of synthetic turf in the first six months of 2005. Sprinturf’s business is very seasonal and the Company typically operates at a loss in the first half of the year as approximately half of the Company’s revenues are typically generated in the third quarter.

Sprinturf's unaudited financial information included in this press release was prepared as a private company in accordance with U.S. GAAP and may not be in compliance with SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the merger.

The financial information of Sprinturf that accompanies this news release includes Sprinturf's unaudited condensed combined financial statements for the years ended December 31, 2005, 2004 and 2003.

ABOUT MILLSTREAM II

Millstream II, based in Wayne, Pennsylvania, was incorporated in September 2004 to acquire an operating business in North America. Millstream II’s initial public offering became effective December 17, 2004 and was consummated on December 23, 2004. In its initial public offering Millstream II received net proceeds of $27.6 million through the sale of 4.6 million units at $6.00 per unit. Each unit was comprised of one share of Millstream II common stock and two warrants, each with an exercise price of $5.00 per share. As of June 30, 2006, Millstream II held approximately $25.0 million in a trust account maintained by an independent trustee, which will be released upon the consummation of a business combination.

The audited and unaudited financial statements of Millstream II can be found on the Securities and Exchange Commission Web site (http://www.sec.gov) within Millstream II's 10-KSB and 10-QSB filings for the relevant periods.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Millstream II, Sprinturf and their combined business after completion of the proposed merger. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Millstream II's and Sprinturf's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: general economic and business conditions in the U.S. and abroad; changing interpretations of generally accepted accounting principles; changes in market acceptance of synthetic turf as a viable alternative to natural turf; the seasonality of Sprinturf’s business; inquiries and investigations and related litigation; fluctuations in customer demand; management of rapid growth; intensity of competition; as well as other relevant risks detailed in Millstream II's filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended June 30, 2006. The information set forth herein should be read in light of such risks. Neither Millstream II nor Sprinturf assumes any obligation to update the information contained in this press release.

ADDITIONAL INFORMATION

Millstream II stockholders are urged to read the proxy statement regarding the proposed transaction when it becomes available because it will contain important information. Copies of filings by Millstream II, which will contain information about Millstream II and Sprinturf, will be available without charge, when filed, at the Securities and Exchange Commission's internet site (http://www.sec.gov). And when filed will be available from Millstream II, without charge, by directing a request to Millstream II Acquisition Corporation, 435 Devon Park Drive, Building 400, Wayne, PA 19087.

Specialty Surfaces International, Inc. d/b/a Sprinturf
and Empire & Associates, Inc.
Condensed Combined Balance Sheets
(Unaudited)

	As of December 31,
	2005	2004
ASSETS
Total current assets	$6,443,327	$4,913,725
Property & equipment, net	552,953	518,484
Total other assets	118,294	114,230
Total assets	$7,114,574	$5,546,439

LIABILITIES AND SHAREHOLDERS' DEFICIT
Total current liabilities	$11,335,257	$6,589,906
Accrued warranty, net of current portion	524,339	312,061
Long-term debt, net of current portion	131,749	138,456
Total liabilities	11,991,345	7,040,423

Total shareholders' deficit	(4,876,771)	(1,493,984)
Total liabilities and shareholders' deficit	$7,114,574	$5,546,439

Condensed Combined Balance Sheets may not be in compliance with SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the merger.

Specialty Surfaces International, Inc. d/b/a Sprinturf
and Empire & Associates, Inc.
Condensed Combined Statements of Operations

	For the Years Ended December 31,
	(unaudited)
	2005	2004	2003
Revenue	$29,102,777	$25,911,687	$18,521,287
Cost of sales	24,605,331	20,526,193	15,709,477
Gross profit	4,497,446	5,385,494	2,811,810

SG&A expense	7,266,144	5,252,168	4,537,342
Operating income (loss)	(2,768,698)	133,326	(1,725,532)

Total other income (expense)	(614,089)	(239,357)	355,186

Net (loss)	$(3,382,787)	$(106,031)	$(1,370,346)

Condensed Combined Statements of Operations may not be in compliance with SEC Regulation S-X. Accordingly, such historical information may be adjusted and presented differently in our proxy statement to solicit stockholder approval of the merger.